Exhibit 23

Consent of Independent Registered Public Accounting Firm

Board of Directors

American Vanguard Corporation

Newport Beach, CA

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-122981, 333-109320 and 333-62612) and Form S-8 (Nos. 333-102381, 333-76218 and 333-64220) of American Vanguard Corporation of our reports dated March 10, 2006, relating to the consolidated financial statements and the effectiveness of American Vanguard Corporation internal control over financial reporting, which appear in this Form 10-K.

/s/    BDO Seidman, LLP

Los Angeles, California

March 10, 2006